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                                                                 Exhibit 10.61



             SUMMARY OF BOARD OF DIRECTORS COMPENSATION ARRANGEMENT

         All of the members of the Board of Directors (each, a "Director" and collectively, the "Board of Directors") of Genaissance Pharmaceuticals, Inc. (the "Company") are reimbursed for expenses in connection with attendance at the Company's Board of Directors and committee meetings. Each non-employee Director, other than Dr. Jurgen Drews, receives $20,000 per year in the form of equity of the Company in consideration for serving on the Board of Directors and $1,500 for attendance at each Board of Directors meeting. Dr. Drews receives $60,000 per year plus a non-accountable expense allowance of $30,000 per year in consideration for serving as chairman of the Board of Directors. The members of the Company's Audit Committee (the "Audit Committee") also each receive $1,500 for each committee meeting attended in person. In addition, the chair of the Audit Committee is paid an annual cash retainer fee of $7,500. The members of each of the Company's Nominating and Corporate Governance Committee and Compensation Committee, except for Dr. Drews, each receive $1,000 for each committee meeting attended in person. In the event that any of the meetings of the Board of Directors or any committee thereof are held telephonically, each Director who participates in such telephonic meeting is paid $500 per meeting so long as the meeting lasts longer than thirty minutes.

         Our non-employee Directors are eligible to participate in our 2000 Amended and Restated Equity Incentive Plan, as amended, which we sometimes refer to as our "equity incentive plan." On October 1 of each year, each non-employee Director receives an automatic grant of an option to purchase 10,000 shares of our common stock. In addition, upon initial election to the Board of Directors, each non-employee Director receives an automatic grant of an option to purchase 20,000 shares of our common stock, except for our chairman, Dr. Drews, who received an initial grant of an option to purchase 25,000 shares of our common stock. The stock options granted upon initial election and the stock options granted annually become exercisable each quarter over a period of four years, so long as the non-employee Director continues to serve on the Board of Directors. The stock options have a term of ten years and an exercise price equal to the closing price per share of our common stock as reported by the NASDAQ Stock Market on the date of grant.